Exhibit 99.1

Contact:	Michael Berman
Private Business, Inc.
615-565-7379

PBIZ NAMES GRANT THORNTON LLP AS INDEPENDENT AUDITOR

NASHVILLE, Tennessee (April 15, 2005) – Private Business, Inc. (NASDAQ:PBIZ), a leading supplier of financial technology to community banks and middle-market businesses, today announced that the Audit Committee of the Board of Directors of the Company has appointed Grant Thornton LLP (“Grant”) as its new independent registered public accountants, effective immediately. Ernst and Young LLP (“E&Y”) previously had provided these services to the Company.

Rob McCabe, Chairman of the Audit Committee, said, “We appreciate the hard work and professionalism of E&Y over the years and we look forward to working with Grant going forward.”

Commenting on the appointment of Grant, Scott Craighead, Chief Financial Officer of Private Business, Inc., said, “We believe Grant can provide excellent service, expertise, and value to a company of our size and will be a valuable resource as we seek to grow and expand.”

The change in independent accountants was not related to any disagreement between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

About PBiz
Private Business, Inc. (PBiz) is a leading supplier of financial technology to community banks and middle-market businesses. The Company is headquartered in Brentwood, Tennessee, and its common stock trades on The Nasdaq Stock Market under the symbol PBIZ. Visit Private Business, Inc. at www.pbizinc.com.

About Grant Thornton
Grant Thornton LLP is the U.S. member firm of Grant Thornton International, one of the six global accounting, tax and business advisory organizations. Through member firms in 110 countries, including 49 offices in the United States, the partners and employees of Grant Thornton member firms provide personalized attention and the highest quality service to public and private clients around the globe.  Visit Grant Thornton LLP at www.GrantThornton.com.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with retaining new independent accountants. These risks and uncertainties are in addition to other factors detailed from time to time in the company’s filings with the Securities and Exchange Commission. The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance. The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.